SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 77DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-6463
SERIES NO.: 1

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A              $11,764
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B              $   248
              Class C              $   135
              Class R              $    52
              Institutional Class  $ 1,745

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from met investment income
              Class A               0.1765
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B               0.0201
              Class C               0.0201
              Class R               0.1290
              Institutional Class   0.3098

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A               66,441
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B               11,228
              Class C                7,148
              Class R                  568
              Institutional Class    8,176

74V.     1.   Net asset value per share (to nearest cent)
              Class A                26.98
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                25.13
              Class C                25.15
              Class R                26.75
              Institutional Class    27.32